Exhibit 19

ARTHUR J. GALLAGHER & CO.

INSIDER TRADING POLICY

Purpose

The Board of Directors of Arthur J. Gallagher & Co. (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) to promote compliance with the laws and regulations that prohibit trading while you are aware of “Inside Information” related to the Company or its securities (or our Business Partners, as defined below, or their securities) and to protect the Company’s reputation for integrity and ethical conduct.

“Inside Information” means information about a company that is both material and nonpublic. Information is material if a reasonable investor would consider it important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of a security, whether it is positive or negative, should be considered material and the information is considered nonpublic until it has been made public and enough time has elapsed to permit the investment market to absorb and evaluate the information. See Appendix A for guidance regarding when the Company considers information to be “material” and “public” for purposes of this Policy.

Scope

Persons and Entities. This Policy applies to you if you are a director or employee of the Company or any of its subsidiaries, or a consultant, contractor, or “temporary insider” designated by the Secretary or Assistant Secretary of the Company (“Insiders”). This Policy also applies (1) to your “Family Members”1 and (2) any entity (including any trusts or corporations) whose transactions in Company securities are subject to your or your Family Member’s sole or shared control or influence (including investment clubs) (collectively referred to as “Controlled Entities”). You are responsible for ensuring that such persons and entities comply with this Policy. As such, for purposes of this Policy and applicable securities laws, you should treat all transactions in Company securities by these Family Members and Controlled Entities as if they were for your own account. Accordingly, such Family Members and Controlled Entities may only trade in the Company’s securities if they comply with this Policy, including the earnings-related or special blackout periods and preclearance policy (described below), to the extent they apply to you. Unless otherwise specified or context indicates otherwise, references to “you” include all Insiders and their Family Members and Controlled Entities.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser of this Policy to ensure compliance for any transaction that may be attributable to you. This Policy generally does not apply to investments in publicly available mutual funds, other than as discussed below.

1 For purposes of this Policy, “Family Members” include any family member who resides with you (including a spouse, domestic partner, child, child away at college, stepchild, grandchild, parent, stepparent, grandparent, sibling and in-law), anyone else who lives in your household (other than household employees), and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities.

Transactions. For purposes of this Policy, “transactions” and “trading” include all sales, purchases and gifts of the Company’s securities, including our common stock, stock options, any other type of securities the Company may issue, including debt securities, and derivative securities not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities, as well as exchange-traded funds and mutual funds where the Company represents greater than 10% of the fund’s value. This Policy also applies to trading in the securities of other companies with which the Company has or is contemplating a business relationship, such as clients, insurance carriers or strategic partners of the Company and those companies with which the Company may be negotiating major transactions, such as an acquisition, investment or sale (collectively, “Business Partners”). Information that is not material to the Company may nevertheless be material to a Business Partner (and vice versa).

Certain Exceptions under the Trading Restrictions. The trading restrictions under this Policy do not apply to (i) the Company’s withholding of shares to satisfy a tax obligation or stock option exercise price; (ii) the cash payment of the exercise price of a stock option or taxes upon settlement of restricted stock units or exercise of options; (iii) the vesting or settlement of restricted stock or restricted stock units (including awards under the Company’s nonqualified deferred compensation plans such as the Deferred Equity Participation Program); (iv) purchases of stock through a dividend reinvestment plan or through automatic purchases in the Employee Stock Purchase Plan, Supplemental Savings and Thrift Plan, UK Share Incentive Programme or any other analogous share purchase plan pursuant to an election you made at a time when you were not aware of Inside Information and were otherwise permitted to trade under this Policy;

(v) transactions effected through a plan meeting the requirements of Exchange Act Rule 10b5-1, which plan has been approved by the Secretary or Assistant Secretary of the Company (as discussed further below); (vi) transferring shares without a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account controlled by the Insider or transferring shares to a legal entity that is wholly owned and controlled by the Insider); (vii) sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws; or (viii) any other purchase of Company securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws.

Individual Responsibility and Potential Consequences

It is your individual responsibility to comply with this Policy and you may be asked periodically to certify to your understanding of, and agreement to comply with, the terms of this Policy. Any action on the part of the Company, the legal department, or any other director, officer or employee pursuant to this Policy does not in any way constitute legal advice or insulate you from liability under the securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”), U.S. Attorneys and state enforcement authorities, as well as under the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. Under U.S. Federal securities laws, individuals who engage in insider trading or tipping can be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil penalties of up to three times the profit gained or loss avoided. In addition, your failure to comply with this Policy may subject you to Company-imposed sanctions, including dismissal for cause or being required to “unwind” a trade at personal financial loss, whether or not your failure to comply results in a violation of the law.

Requirements

Duty of Confidentiality. You must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until we publicly disclose it. You may not disclose Company information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, neighbors, business associates, professional acquaintances, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

No Trading with Inside Information. You may not, directly or indirectly through others, engage in transactions in the securities of the Company or any Business Partner when you are aware of Inside Information regarding such company.

No Tipping. You may not pass Inside Information regarding the Company or any Business Partner to others or recommend the purchase or sale of the Company’s or any Business Partner’s securities when you are aware of Inside Information regarding such company. This practice, known as “tipping,” is a violation of the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you made such recommendation or passed Inside Information.

Observe Earnings-Related Blackouts. Certain Insiders may not trade in Company securities during “Earnings-Related Blackouts.” The table below sets forth information regarding the Company’s Earnings-Related Blackout process.

Who is subject to Earnings-Related Blackouts?
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Directors and officers as defined in Rule 16a-1(f) under the Exchange Act, together with directors, “Section 16 Persons”
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Other corporate officers appointed by the Board of Directors
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Employees who have, or may have access to, quarterly or annual consolidated or division-level financial results of the Company
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Anyone else with Inside Information about the applicable period’s results
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Family Members or Controlled Entities of any of the persons listed above

When do the Earnings-Related Blackouts start?	One week prior to the end of the quarter: March 24, June 23, September 23, and December 24.
When do the Earnings-Related Blackouts end?

At the end of the first full trading day following the release of the Company’s earnings (for example, if the Company issues its earnings release on Thursday after the market closes, then you may begin trading after the market closes on Friday). Please keep in mind that even if the Company is in an open trading window, if you are aware of Inside Information at such time, you are expressly prohibited from trading until such time as such information ceases to be material or becomes public information.

Observe Special Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few people. So long as the event remains material and nonpublic, those who are aware of the event, as well as any other people designated by the legal department, may not trade in the Company’s securities. The existence of a special, event- specific blackout period (“Special Blackout”) will not be announced, other than to those who are aware of the event giving rise to the Special Blackout. If, however, a person subject to the Special Blackout requests preclearance to trade in the Company’s securities during such blackout, the Secretary or Assistant Secretary of the Company or their designee will inform the requesting person of the existence of a Special Blackout. Any person made aware of the existence of a Special Blackout should not disclose the existence of the Special Blackout to any other person. The failure of the legal department to designate a person as being subject to a Special Blackout will not relieve that person of the obligation not to trade while aware of Inside Information about the Company or its securities.

Preclearance. You will receive a communication from the legal department if you are designated a member of the “Preclearance Executive Team.” Board and Preclearance Executive Team members (as well as their respective Family Members or Controlled Entities) may not transact in the Company’s securities or exercise stock options, even outside of an Earnings-Related Blackout, without first contacting the legal department using the special email address you received in the communication referred to above and obtaining preclearance. If, after a transaction is approved but prior to executing it, you become aware of Inside Information about the Company or its securities, you must refrain from executing such transaction and re-seek approval for such transaction at a time when you are not aware of such Inside Information. After receiving approval, you will have up to three business days to execute the transaction.

Rule 10b5-1 Trading Plans Must be Approved. Rule 10b5-1 Trading Plans may be used to trade during blackout periods (either Earnings-Related Blackouts or Special Blackouts) or when the Insider is otherwise aware of Inside Information about the Company or its securities. However, you may not enter into such a plan (or amend or terminate any such plan) without approval from the Secretary or Assistant Secretary of the Company at least five trading days prior to the entry into (or amendment or termination of) the plan in accordance with the preclearance procedures set forth in this Policy. Certain conditions must be satisfied in order to enter into, amend or terminate such a plan, including that you may only enter into (or amend or terminate) any such plan at a time when you are not aware of Inside Information about the Company or its securities, you are not subject to a blackout period (either Earnings-Related Blackouts or Special Blackouts), if applicable, and that the first trade does not occur until the expiration of the applicable statutory cooling-off period (at least 90 days for Section 16 Persons and 30 days for other Insiders). For additional information regarding the requirements to enter into (or amend) such plans, please see Appendix B.

Special and Prohibited Transactions. Due to heightened legal risk or the appearance of improper or inappropriate conduct, Insiders (as well as Insiders’ Family Members or Controlled Entities) may not engage in any of the following transactions or should otherwise consider the Company’s preferences as described below.

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Short Sales. Insiders may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
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Options. Given the relatively short term of options, whether publicly traded or privately placed with a bank or broker, such transactions may create the appearance that a person is trading based on Inside Information or focus such person’s attention on short-term performance rather than the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities relating to Company securities are prohibited by this Policy. This prohibition does not apply to stock options granted by the Company.
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Hedging Transactions. Hedging transactions designed to offset a decrease in the market value of Company securities, including the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, exchange funds and stock protection funds, as well as monetization transactions, generally result in a person continuing to own Company securities, but without the full risks and rewards of ownership. When that occurs, such person may no longer have the same objectives as the Company’s other stockholders. Insiders and all other persons covered by this Policy are prohibited from engaging in such hedging transactions. For clarity, we do not view broad-based index or mutual funds that may include Company securities as hedges.
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Margin Accounts and Pledged Securities. Securities held in a margin account or pledged (or hypothecated) as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when an Insider is aware of Inside Information about the Company or its securities may, under some circumstances, result in unlawful insider trading, the imposition of “short swing” liability under Section 16 of the Securities Exchange Act of 1934, as amended, or a violation of this Policy. Because of these dangers, directors are prohibited, and all other Insiders are discouraged, from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Executive officers must obtain pre-approval from the Secretary or Assistant Secretary of the Company prior to putting into place any margin account or pledge of Company securities as collateral for a loan (other than a temporary pledge entered into for the purpose of effecting a stock option exercise).
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Standing and Limit Orders. A standing or limit order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing or limit order transaction executed by the broker when you are aware of Inside Information may result in unlawful insider trading. The Company therefore discourages placing standing or limit orders on Company securities. If you determine that you must use a standing or limit order, the order should be limited to short duration, and if you are subject to the Earnings-Related Blackouts (or Special Blackouts), all unexecuted standing or limit orders must be cancelled prior to the beginning of the applicable blackout period.

Post-Termination Transactions

If you are aware of Inside Information about the Company or its securities when your service to the Company terminates, in accordance with applicable securities laws, you may not trade in Company securities until that information has become public or is no longer material.

Company Transactions

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (subject to the terms of equity or employee benefit plans for transactions under such plans).

Speak Up

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s legal department. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences when violated. Please reach out to the Secretary or Assistant Secretary of the Company or send an email to *** with any questions or concerns.

If you become aware of any actual or potential violations of this Policy (or any other policies), please use our reporting channels (see our Global Standards of Business Conduct) to report such matters immediately. Remember that when you raise concerns or report wrongdoing in good faith, you are doing the right thing and the Company will not tolerate any retaliation against you.

APPENDIX A

Guidance Regarding Material Nonpublic Information

Material Information. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided until such information is no longer material or becomes public. Examples of information that could be considered material include information:

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Relating to future earnings or losses, or other earnings projections or guidance.
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Relating to actual earnings or losses.
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Affecting a trend in earnings or other key items (for example, a reduction in the pace of acquisition activity).
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Consequential to meeting analysts’ consensus expectations regarding earnings or other key Company information.
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Unexpected financial results.
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Changing a profit to a loss (or vice versa).
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Significant to one of the Company’s reporting segments.
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Triggering a material increase in executive compensation (for example, by satisfying criteria for a bonus).
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Affecting compliance with regulatory or contractual requirements that may have a material adverse effect on the Company (for example, a loan covenant that would trigger an event of default).
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Relating to significant developments affecting the Company, including:
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A change in executive management or directors outside the ordinary course, including a serious illness affecting the same.
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A pending or contemplated restructuring, change in control, a major pending or proposed merger, acquisition or tender offer involving the Company, or an acquisition or disposition by the Company of significant assets.
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Major personnel changes such as significant layoffs or reorganizations.
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A potentially significant data loss, security breach or cybersecurity incident.
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Major events regarding the Company’s securities, including a decision to

(i) discontinue, reduce or increase the dividend, (ii) start, halt or resume a stock buyback program, (iii) declare a stock split or (iv) offer additional securities.

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A major regulatory development, investigation or enforcement action affecting the Company.
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Any event calling into question the integrity of senior management or the Board of Directors.
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Significant changes outside the ordinary course with respect to related party transactions.
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Information outside the ordinary course about major contracts.
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Actual or threatened major litigation outside the ordinary course, or developments in or the resolution of such litigation.
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A development negatively impacting the Company’s ability to make use of its clean-energy tax credits.
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Bank borrowings or other financing transactions outside the ordinary course.
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Impending bankruptcy, the existence of financial liquidity problems or material defaults under agreements or actions by the Company’s significant creditors or clients.
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Change in accountants or auditor notification that the Company may no longer rely on the auditor’s reports.
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The imposition of a ban on trading in Company securities or the securities of another company.

When Information Is Considered Public. Nonpublic information is information that is not generally known or available to the public. For purposes of this Policy, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, for purposes of this Policy, information is considered nonpublic until the end of the first full trading day after the information is released.

For example, if you are subject to Earnings-Related Blackouts and the Company announces financial earnings before trading begins on a Tuesday, the first time you may buy or sell Company securities is the close of the market on Tuesday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you may buy or sell Company securities is the close of the market on Wednesday.

APPENDIX B

Guidelines for Rule 10b5-1 Trading Plans

As discussed in the Policy, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, you must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Secretary or Assistant Secretary of the Company will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the Secretary, Assistant Secretary or other member of the legal department of the Company regarding any Rule 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorneys or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Persons, the Company is required to disclose the material terms of their Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such person), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted, amended, or terminated.

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Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Secretary or Assistant Secretary of the Company at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that you use a standardized form of Rule 10b5-1 Trading Plan.
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Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5- 1 Trading Plan must be adopted:
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When you are not aware of Inside Information about the Company or its securities; and
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If you are subject to blackout periods, when a blackout period is not in effect.
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Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by you must be in writing, signed, and either:
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specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
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provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
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delegate decision-making authority with regard to these transactions to a broker or other agent without any Inside Information about the Company or its securities.

For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

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No Hedging. You may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading

Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
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Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-

1. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.

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Certifications for Section 16 Persons. Any Section 16 Person and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Inside Information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
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Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
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For any Section 16 Person (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5- 1 Trading Plan; provided, however, that the cooling-off period shall in no event be required to exceed 120 days.
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For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.
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No Overlapping Rule 10b5-1 Trading Plans. You may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult the Secretary or Assistant Secretary of the Company with any questions regarding overlapping Rule 10b5-1 Trading Plans.
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Single Transaction Plans. You may not enter into more than one single-transaction Rule 10b5-1 Trading Plan during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect,” directly or indirectly, the purchase or sale of securities as a single transaction. Single-transaction plans do not include those that use several different stock price triggers or that give trading discretion to a broker, even if they happen to execute in one single trade.
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Modifications and Terminations. Amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks and can affect the validity of trades that have taken place under the plan prior to such amendment or termination. Under Rule 10b5-1 and these guidelines, any amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If you are considering ministerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, you should consult with the Secretary or Assistant Secretary of the Company in advance to confirm that any such change does not constitute an effective termination of the plan.

As such, the modification or amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Secretary or Assistant Secretary of the Company in accordance with pre-clearance procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 9 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

The termination (other than through an amendment) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Secretary or Assistant Secretary of the Company in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the Secretary or Assistant Secretary of the Company will not approve the termination of a Rule 10b5-1 Trading Plan unless:

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You are not aware of Inside Information about the Company or its securities; and
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If you are subject to a blackout period, a blackout period is not in effect.